Exhibit 99.1

NEWS RELEASE

Contacts

John Waelti | Investors & Media

(952) 392-1196

Virtual Radiologic Signs Lease for New Minnesota Headquarters

Occupancy Slated for December 2008

MINNEAPOLIS, Minn., Dec. 7, 2007—Virtual Radiologic Corporation (NASDAQ:VRAD), a leading national provider of teleradiology services, today announced that it has entered into a lease agreement for a new corporate headquarters to be constructed in Eden Prairie, Minnesota.

Virtual Radiologic will occupy 81,645 square feet of office space at Windsor Plaza, a five-story, mixed-use property to be located across from Eden Prairie Center at U.S. Highway 212 and Singletree Lane. Windsor Plaza will be home to Virtual Radiologic’s corporate headquarters, including its Operations Center.

Site preparation for Windsor Plaza commenced in November and construction is expected to be completed by December 1, 2008, at which time Virtual Radiologic will assume occupancy and vacate two of its current office facilities at 5995 Opus Parkway in Minnetonka, Minnesota, and 10333 W. 70th Street in Eden Prairie, Minnesota. The Windsor Plaza lease will commence upon completion of the building, and will extend for a term of 126 calendar months, with two additional five-year option terms to renew.

“Virtual Radiologic’s growth has created the need for more office space than is currently available at our existing facilities,” said Virtual Radiologic Chief Executive Officer Sean Casey. “Even after leasing an additional 10,000 square feet in November of 2006, we are again out of space. Windsor Plaza provides a convenient location for our employees and allows us to consolidate our offices in Minnetonka and Eden Prairie into one modern, efficient work environment. We are excited to call Windsor Plaza Virtual Radiologic’s future home.”

Eden Prairie-based Solomon Real Estate is developing Windsor Plaza, which will encompass 105,000 square feet of office space on 4.65 acres. The property will house an additional 35,000 rentable square feet of retail and restaurant space.

About Virtual Radiologic

Virtual Radiologic Corporation (www.virtualrad.com) provides teleradiology solutions to radiology practices and medical centers throughout the United States. Utilizing market-leading, proprietary workflow technology, Virtual Radiologic physicians perform preliminary and final read interpretations for emergent and non-emergent needs—day or night, 365 days a year. Virtual Radiologic’s American Board of Radiology-certified radiologists are collectively licensed in all 50 states. Virtual Radiologic is Joint Commission-certified and serves hundreds of clients supporting more than 800 medical facilities.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, our business and results of operations. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Virtual Radiologic Corporation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Statements that are not historical facts in this press release are forward-looking statements that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Except as required by applicable law, Virtual Radiologic Corporation undertakes no duty to update these forward-looking statements due to new information or as a result of future events.